Exhibit 99.1

Contacts:

Investor Relations: Gregg Kvochak, (310) 556-8550

For Media: Mike Distefano, (310) 843-4199

Korn/Ferry International Appoints Robert Rozek as Chief Financial Officer

LOS ANGELES, Feb. 21, 2012 — Korn/Ferry International (NYSE: KFY), a premier global provider of talent management solutions, today announced that Robert Rozek has been appointed Chief Financial Officer effective immediately. Mr. Rozek joins Korn/Ferry with over 25 years of finance experience, having most recently served as Executive Vice President and Chief Financial Officer at Cushman & Wakefield, where he oversaw global financial and accounting operations. Prior to that, Mr. Rozek held senior leadership positions at Las Vegas Sands Corp, and Eastman Kodak, and spent five years as a partner with PricewaterhouseCoopers LLP. Mr. Rozek succeeds Mike DiGregorio who plans to pursue other interests.

“Korn/Ferry’s Board of Directors and I are excited to welcome Bob to Korn/Ferry,” said Gary Burnison, CEO, Korn/Ferry International. “We are confident that Bob’s broad finance experience and proven track record of managing global financial and accounting operations will benefit Korn/Ferry and its shareholders. We expect Bob to be an important part of Korn/Ferry’s continued success and I look forward to working closely with Bob as we work to drive shareholder value.”

Mr. Burnison added, “We thank Mike for his contributions as Korn/Ferry’s Chief Financial Officer during his time at the firm and we wish him every success in his future pursuits.”

About Korn/Ferry International

Korn/Ferry International, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, engage, develop, and retain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.